Exhibit 10.2

TAX RECEIVABLE AGREEMENT

BY AND AMONG

POWERSCHOOL HOLDINGS, INC.,

CERTAIN OTHER PERSONS NAMED HEREIN,

AND

THE AGENT

DATED AS OF [•], 2021

i

ii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [•], 2021 is hereby entered into by and among PowerSchool Holdings, Inc., a Delaware corporation (the “Corporation”), VEPF VI AIV III Corp., a Delaware corporation (“Vista Blocker I”), Onex Pinnacle Holdings Corporation, a Delaware corporation (“Onex Blocker”), VEPF VI AIV VI Corp., a Delaware corporation (“Vista Blocker II”), Severin Holdings, LLC, a Delaware limited liability company (the “Company”), Severin Topco, LLC, a Delaware limited liability company (“TOPCO”), Pinnacle Holdings I L.P., a Delaware limited partnership (“Pinnacle Holdings”), Vista Equity Partners Fund VI-A, L.P., a Cayman Islands limited partnership (“Vista”), Onex Partners Holdings LLC, Onex Partners IV Select LP, Onex US Principals LP, Onex Partners IV LP, Onex Partners IV GP LP and Onex Partners IV PV LP (“Onex”), and the Agent.

RECITALS

WHEREAS, the TRA Holders hold, directly or indirectly through Vista Blocker I, Onex Blocker, and Vista Blocker II, limited liability company interests (“Units”) in the Company, which is classified as a partnership for U.S. federal income tax purposes;

WHEREAS, after the Reorganization Transactions (defined below), a subsidiary of the Corporation will be the managing member of the Company;

WHEREAS, the Corporation will issue shares of its Class A Common Stock, to certain purchasers in an initial public offering of its Class A Common Stock (the “IPO” and the date on which the IPO is consummated is referred to herein as the “Closing Date”);

WHEREAS, on the Closing Date, the Corporation will, directly and indirectly, acquire Common Units of the Company (collectively, the “Purchase”);

WHEREAS, from and after the closing of the IPO, under certain circumstances, TOPCO may exchange its Units together with its shares of Class B Common Stock of the Corporation for a Cash Payment and/or Class A Common Stock (each such transaction an “Exchange”) pursuant to the terms of the Exchange Agreement and as a result of such Exchanges, the Corporation is expected to obtain or be entitled to certain Tax benefits as further described herein;

WHEREAS, the Company and each of its direct and indirect Subsidiaries that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), and any corresponding provisions of state and local Tax law for the Taxable Year that includes the Closing Date and each Taxable Year in which an Exchange (as defined below) occurs, which election is expected to result, with respect to the Corporation, in an adjustment to the Tax basis of the assets owned by the Company and such Subsidiaries in connection with the Purchase and each Exchange;

WHEREAS, each of Vista Blocker I, Onex Blocker, and Vista Blocker II are taxable as corporations for U.S. federal income tax purposes;

WHEREAS, each of Vista Blocker, Onex Blocker, and Vista Blocker II shall engage in a recapitalization pursuant to which each of their direct shareholders will surrender all outstanding shares of common stock of each respective corporation in exchange for new shares of common stock in such corporation and their rights and obligations pursuant to this Agreement.

WHEREAS, each of the Corporation, Vista Blocker I, Onex Blocker, and Vista Blocker II shall enter into a series of transactions pursuant to which (i) the equity interests of each of Vista Blocker I, Onex Blocker, and Vista Blocker II will be transferred to the Corporation, (ii) the equity interests of each of Vista Blocker I, Onex Blocker, and Vista Blocker II will be contributed to Pinnacle Holdings Corporation, a Delaware corporation and direct, wholly-owned subsidiary of the Corporation (“Pinnacle Corp.”), and (iii) thereafter, each of Vista Blocker I, Onex Blocker, and Vista Blocker II will be converted into a Delaware limited liability company (such transactions described in clauses (i) through (iii), the “Reorganization Transactions”), and as a result of such Reorganization Transactions the Corporation will succeed to certain Tax attributes of the Blockers as further described; and

WHEREAS, this Agreement is intended to set forth the agreements among the parties hereto regarding the sharing of certain Tax benefits realized by the Corporation, including as a result of (i) the Purchase, (ii) the Exchanges, (iii) the Reorganization Transactions, and (iv) certain of the payments made pursuant to this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this ARTICLE I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Accrued Amount” has the meaning set forth in Section 3.1(b).

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for Taxes of (i) the Corporation and (ii) without duplication, the Company, but only with respect to Taxes imposed on the taxable income of the Company that is allocable to the Corporation (or to the other members of the consolidated group of which the Corporation is a member for such Taxable Year).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agent” means TOPCO or such other Person designated as such.

“Agreed Rate” means a per annum rate of LIBOR plus 100 basis points.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Amended Schedule” has the meaning set forth in Section 2.4(b).

“Assumed State and Local Tax Rate” means the tax rate equal to the sum of the product of (x) the Company’s income and franchise Tax apportionment rate(s) for each state and local jurisdiction in which the Company files income or franchise Tax Returns for the relevant Taxable Year and (y) the highest corporate income and franchise Tax rate(s) for each such state and local jurisdiction in which the Company files income or franchise Tax Returns for each relevant Taxable Year; provided, that the Assumed State and Local Tax Rate calculated pursuant to the foregoing shall be reduced by the assumed federal income Tax benefit received by the Corporation with respect to state and local jurisdiction income and franchise Taxes (with such benefit calculated as the product of (a) the Corporation’s marginal U.S. federal income tax rate for the relevant Taxable Year and (b) the Assumed State and Local Tax Rate (without regard to this proviso)). Notwithstanding the foregoing, on or prior to the first day of any relevant Taxable Year, the Corporation, the Onex Representative and the Agent may agree on an Assumed State and Local Tax Rate that will be used for the relevant Taxable Year (which rate shall be based on good faith estimates of expected apportionment rates for such Taxable Year and on the Tax rates in effect in relevant jurisdictions as of the first day of the relevant Taxable Year).

“Basis Adjustment” means any adjustment to the Tax basis of a Reference Asset as a result of an Exchange and the payments made pursuant to this Agreement with respect to the Purchase or such Exchange (as calculated under Section 2.1), including, but not limited to:

(i) under Sections 734(b), 743(b), 754 and 755 of the Code (in situations where, following an Exchange, the Company remains classified as a partnership for U.S. federal income tax purposes); and

(ii) under Sections 732(b), 734(b) and 1012 of the Code and, without duplication, as a result of any basis adjustment to which the Company succeeds, including pursuant to proposed Treasury Regulations Section 1.743-1(f) and any subsequent similar guidance and comparable sections of U.S. state and local income and franchise tax law (in situations where, as a result of one or more Exchanges, the Company or any of the Company’s Subsidiaries becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes), and in each case, comparable sections of state and local Tax laws.

For the avoidance of doubt, (X) the amount of any Basis Adjustment resulting from an Exchange of Exchangeable Units shall be determined without regard to any Section 743(b) adjustment attributable to such Exchangeable Units prior to such Exchange, (Y) the amount of any Basis Adjustment shall be determined without duplication of any amount included in the Closing Date Basis, and (Z) payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are (a) made to Pinnacle Holdings, Onex, or Vista or (b) treated as Guaranteed Payments, or (c) treated as Imputed Interest.

“Beneficial Owner” means, with respect to a security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares:

(i) voting power, which includes the power to vote, or to direct the voting of, such security and/or

(ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.

The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Blocker NOLs” means the net operating losses, capital losses, disallowed interest expense carryforwards under Section 163(j) of the Code and credit carryforwards of the Blockers (including, for the avoidance of doubt, any such attributes of the Blockers resulting from a Blocker being a successor to Vista Blocker I, Vista Blocker II, and/or Onex Blocker) relating to taxable periods (or portions thereof) ending on or prior to the Closing Date.

“Blockers” means (i) Pinnacle Corp. (which, as a result of the Reorganization Transactions, is a successor corporation to Vista Blocker I, Vista Blocker II, and Onex Blocker) and (ii) Promachos Holding, Inc., a Delaware corporation.

“Board” means the board of directors of the Corporation.

“Business Day” means any day other than a Saturday, Sunday or other day on which the banks in New York are authorized by law to be closed.

“Cash Payment” has the meaning set forth in the Exchange Agreement.

“Change of Control” means the occurrence of any of the following events:

(i) any “person” or “group” (within the meaning of Sections 13(d) of the Exchange Act (excluding any “person” or “group” who, on the Closing Date, is the Beneficial Owner of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities and excluding any “Permitted Transferee” (as defined in the LLC Agreement) and any group of Permitted Transferees)) becomes the Beneficial Owner of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities;

(ii) (A) the shareholders of the Corporation approve a plan of complete liquidation or dissolution of Corporation or (B) there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets, other than such sale or other disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale or other disposition;

(iii) there is consummated a merger or consolidation of the Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the board of directors of the Corporation immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (B) all of the Persons who were the respective Beneficial Owners of the voting securities of the Corporation immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation; or

(iv) the following individuals cease for any reason to constitute a majority of the number of directors of the Corporation then serving: individuals who were directors of the Corporation on the Closing Date or any new director whose appointment or election to the Board or nomination for election by the Corporation’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors of the Corporation on the Closing Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (iv).

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock and Class B Common Stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

“Change of Control Date” means the date on which a Change of Control occurs.

“Class A Common Stock” has the meaning set forth in the LLC Agreement.

“Class B Common Stock” has the meaning set forth in the LLC Agreement.

“Closing Date Basis” means, immediately prior to the Purchase, the adjusted Tax basis of any Reference Asset that is goodwill or any other intangible asset that is amortizable under Section 197 of the Code.

“Code” has the meaning set forth in the recitals of this Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The term “Controlled” shall have a correlative meaning.

“Corporation” has the meaning set forth in the preamble to this Agreement.

“Corporation Letter” means a letter prepared by the Corporation in connection with the performance of its obligations under this Agreement, which states that the relevant Schedules, notices or other information to be provided by the Corporation to the Agent, along with all supporting schedules and work papers, were prepared in a manner that is consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such Schedules, notices or other information were delivered by the Corporation to the Agent. Such letter shall identify any material assumptions or operating procedures or principles that were used for purposes of the underlying calculations.

“Corporation Return” means the U.S. federal and/or state and local Tax Return of the Corporation (including any consolidated group of which the Corporation is a member, as further described in Section 7.13(a)) filed with respect to any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount (but not less than zero) of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means a per annum rate of LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of any state and local Tax law or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Disputing Party” has the meaning set forth in Section 7.9.

“Early Termination” has the meaning set forth in Section 4.1.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” has the meaning set forth in Section 4.4.

“Early Termination Notice” has the meaning set forth in Section 4.4.

“Early Termination Payment” has the meaning set forth in Section 4.5(b).

“Early Termination Rate” means the lower of a per annum rate of (i) LIBOR plus 100 basis points or (ii) 5.50%.

“Early Termination Schedule” has the meaning set forth in Section 4.4.

“Exchange” has the meaning set forth in the recitals in this Agreement. For the avoidance of doubt, this definition shall include any Exchange occurring in connection with a Change of Control.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” means that certain Exchange Agreement, to be dated as of the Closing Date, by and among the Corporation, TOPCO, the Company and the other parties thereto.

“Exchange Schedule” has the meaning set forth in Section 2.1.

“Exchangeable Unit” has the meaning set forth in the Exchange Agreement.

“Expert” means a “Big 4” accounting firm not disqualified by conflicts or independence analysis or such nationally recognized expert in the particular area of disagreement as is mutually acceptable to both parties.

“Guaranteed Payments” means payments made to TOPCO pursuant to this Agreement to the extent not attributable to an Exchange of its units in the Company.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of the Corporation and, without duplication, the Company, but only with respect to Taxes of the Company allocable to the Corporation or to the other members of the consolidated group of which the Corporation is a member for such Taxable Year (in each case, using the same methods, elections, conventions, and similar practices used on the relevant Corporation Return), but without taking into account (i) any Basis Adjustments, (ii) any Blocker NOLs, (iii) any Closing Date Basis, (iv) any Guaranteed Payments, and (v) any deduction attributable to Imputed Interest for the Taxable Year. The Hypothetical Tax Liability shall be determined (A) without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to any Basis Adjustments, Blocker NOLs, the Closing Date Basis, any Guaranteed Payments, and Imputed Interest, (B) using the Assumed State and Local Tax Rate, solely for purposes of calculating the state and local Hypothetical Tax Liability of the Corporation and (C) to the extent not addressed in clause (B) of this sentence, using reasonable estimation methodologies for calculating the portion of any of the foregoing items attributable to U.S. state or local Taxes.

“ICE LIBOR” has the meaning set forth below under “LIBOR.”

“Imputed Interest” means any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of any state and local Tax law with respect to the Corporation’s payment obligations under this Agreement. For the avoidance of doubt, Imputed Interest shall not include any Accrued Amount.

“IPO” has the meaning set forth in the recitals of this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“LIBOR” means during any period, a rate per annum equal to the ICE LIBOR rate for a period of one month (“ICE LIBOR”), as published on the applicable Bloomberg screen page (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Corporation from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such period, for dollar deposits (for delivery on the first day of such period) with a term equivalent to such period. If ICE LIBOR ceases to be published, “LIBOR” shall mean a rate, selected by the Corporation in good faith, with characteristics similar to ICE LIBOR or consistent with market practices generally;

“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, to be dated as of the Closing Date, as the same may be amended, amended and restated or replaced from time to time.

“Material Objection Notice” has the meaning set forth in Section 4.4.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b).

“NOL Schedule” has the meaning set forth in Section 2.2.

“Objection Notice” has the meaning set forth in Section 2.4(a).

“Onex Blocker” has the meaning set forth in the preamble to this Agreement.

“Onex Representative” means [            ].

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pinnacle Corp.” has the meaning set forth in the preamble to this Agreement.

“Purchase” has the meaning set forth in the recitals of this Agreement.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority for any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination with respect to such Actual Tax Liability.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority for any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination with respect to such Actual Tax Liability.

“Reconciliation Dispute” has the meaning set forth in Section 7.9.

“Reconciliation Procedures” means the procedures described in Section 7.9.

“Reference Asset” means any asset that is held by the Company, or any of its direct or indirect Subsidiaries that is treated as a partnership or disregarded entity for purposes of the applicable Tax (but only to the extent such Subsidiaries are not held through any entity treated as a corporation for purposes of the applicable Tax), immediately prior to the Purchase or at the time of an Exchange, as applicable. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Reorganization Transactions” has the meaning set forth in the recitals of this Agreement.

“Schedule” means any of the following: (i) an Exchange Schedule, (ii) a Tax Benefit Schedule, (iii) an NOL Schedule or (iv) the Early Termination Schedule.

“Senior Obligations” has the meaning set forth in Section 5.1.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b).

“Tax Benefit Schedule” has the meaning set forth in Section 2.3(a).

“Tax Proceeding” has the meaning set forth in Section 6.1.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporation as defined in Section 441(b) of the Code or comparable section of state or local Tax law, as applicable (which, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the date hereof.

“Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi- governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TOPCO” has the meaning set forth in the preamble to this Agreement.

“TRA Holders” means TOPCO, Pinnacle Holdings, Onex, and Vista and each of their respective successors and permitted assigns pursuant to Section 7.6.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant Taxable Year.

“Units” has the meaning set forth in the recitals of this Agreement.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that (i) in each Taxable Year ending on or after such Early Termination Date, the Corporation will have taxable income sufficient to fully utilize the deductions arising from all Basis Adjustments, Blocker NOLs, the Closing Date Basis, Guaranteed Payments, and the Imputed Interest during such Taxable Year (including, for the avoidance of doubt, Basis Adjustments, Guaranteed Payments, and Imputed Interest that would result from Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions, further assuming such Tax Benefit Payments would be paid on the due date, without extensions, for filing the Corporation Return for the applicable Taxable Year) in which such deductions would become available; (ii) any loss, capital loss, disallowed interest expense, credit or similar carryovers generated by deductions or losses arising from any Basis Adjustment, Blocker NOLs, the Closing Date Basis, Guaranteed Payments, or Imputed Interest that are available in the Taxable Year that includes the Early Termination Date and any Blocker NOLs that have not been previously utilized in determining a Tax Benefit Payment as of the Early Termination Date, will be utilized by the Corporation in the earliest possible Taxable Year permitted by the Code and the Treasury Regulations; (iii) the U.S. federal income tax rates that will be in effect for each Taxable Year ending on or after such Early Termination Date will be those specified for each such Taxable Year by the Code and the tax rates for U.S. state and local income taxes shall be the Assumed State and Local Tax Rate, in each case as in effect on the Early Termination Date, except to the extent any change to such tax rates for such Taxable Years have already been enacted into law; (iv) any non-amortizable Reference Assets will be disposed of for cash at their fair market value in a fully taxable transaction for Tax purposes on the fifth anniversary of the Early Termination Date; and (v) if, at the Early Termination Date, there are Exchangeable Units that have not been transferred in an Exchange, then all Exchangeable Units and (if applicable) shares of Class B Common Stock shall be deemed to be transferred in an Exchange effective on the Early Termination Date.

“Vista Blocker I” has the meaning set forth in the preamble to this Agreement.

“Vista Blocker II” has the meaning set forth in the preamble to this Agreement.

Section 1.2 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFITS

Section 2.1 Exchange Schedule. Within ninety (90) calendar days after the extended due date of the U.S. federal Corporation Return for each Taxable Year in which any Exchange has been effected by a TRA Holder, the Corporation shall deliver to the Agent and the Onex Representative a schedule (the “Exchange Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, including with respect to each TRA Holder participating in any Exchange during such Taxable Year, (i) the Basis Adjustments with respect to the Reference Assets as a result of the Exchanges effected by such TRA Holder in such Taxable Year and (ii) the period (or periods) over which such Basis Adjustments are amortizable and/or depreciable.

Section 2.2 NOL Schedule. Within ninety (90) calendar days after the extended due date of the U.S. federal Corporation Return for the Taxable Year that includes the Closing Date, the Corporation shall deliver to the Agent and the Onex Representative a schedule (the “NOL Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (i) the Blocker NOLs attributable to the Blockers as of the Closing Date and (ii) any applicable limitations on the use of the Blocker NOLs for Tax purposes (including under Section 382 of the Code).

Section 2.3 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within ninety (90) calendar days after the extended due date of the U.S. federal Corporation Return for any Taxable Year in which any potential payment obligation hereunder is still outstanding, the Corporation shall provide to the Agent and the Onex Representative: (i) a schedule showing, in reasonable detail, (A) the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year, (B) the portion of the Net Tax Benefit, if any, that is allocable to each TRA Holder, (C) the Accrued Amount with respect to any such Net Tax Benefit that is allocable to such TRA Holder, (D) the Tax Benefit Payment determined pursuant to Section 3.1(b) due to each such TRA Holder, and (E) the portion of such Tax Benefit Payment that the Corporation intends to treat as Imputed Interest (a “Tax Benefit Schedule”), (ii) a reasonably detailed calculation by the Corporation of the Hypothetical Tax Liability (the “without” calculation), (iii) a reasonably detailed calculation by the Corporation of the Actual Tax Liability (the “with” calculation), (iv) a copy of the Corporation Return for such Taxable Year, (v) a Corporation Letter supporting such Tax Benefit Schedule and (vi) any other work papers reasonably requested by the Agent or the Onex Representative. In addition, the Corporation shall allow the Agent and the Onex Representative reasonable access at no cost to the appropriate representatives of the Corporation in connection with a review of such Tax Benefit Schedule. The Tax Benefit Schedule will become final as provided in Section 2.4(a) and may be amended as provided in Section 2.4(b) (subject to the procedures set forth in Section 2.4(b)).

(b) Applicable Principles. The Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Corporation’s actual liability for Taxes for such Taxable Year (calculated using certain rules and assumptions, as set forth herein) that is attributable to the Basis Adjustments, the Blocker NOLs, the Closing Date Basis, Guaranteed Payments, and Imputed Interest, determined using a “with and without” methodology. For the avoidance of doubt, (i) such actual liability for Taxes will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as interest under the Code based upon the characterization of Tax Benefit Payments as additional consideration payable by the Corporation, and (ii) in addition to using the Assumed State and Local Tax Rate for purposes of determining the state and local Hypothetical Tax Liability, the Corporation may use reasonable estimation methodologies for calculating the portion of any Realized Tax Benefit or Realized Tax Detriment attributable to U.S. state or local Taxes. For purposes of calculating the Realized Tax Benefit or Realized Tax Detriment for any Taxable Year, carryforwards or carrybacks of any Tax item (such as a net operating loss) attributable to the Basis Adjustments, the Blocker NOLs, the Closing Date Basis, Guaranteed Payments, and Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations and the corresponding provisions of state and local Tax laws, as applicable, governing the use, limitation, and expiration of carryforwards or carrybacks of the relevant type. If a carryforward or carryback of any Tax item includes a portion that is attributable to the Basis Adjustment, the Blocker NOLs, the Closing Date Basis, Guaranteed Payments, or Imputed Interest (a “TRA Portion”) and another portion that is not so attributable (a “Non-TRA Portion”), such respective portions shall be considered to be used in accordance with the “with and without” methodology so that: (i) the amount of any Non-TRA Portion is deemed utilized first, followed by the amount of any TRA Portion; and (ii) in the case of a carryback of a Non-TRA Portion, such carryback shall not affect the original “with and without” calculation made in the applicable prior Taxable Year. For the avoidance of doubt, the TRA Portion of any Tax item when such item is incurred shall be determined using a marginal “with and without” methodology by calculating (i) the amount of such Tax item for all Tax purposes taking into account the Basis Adjustments, the Closing Date Basis, the Blocker NOLs, Guaranteed Payments, and Imputed Interest and (ii) the amount of such Tax item for all Tax purposes without taking into account the Basis Adjustments, the Closing Date Basis, the Blocker NOLs, Guaranteed Payments or Imputed Interest, with the TRA Portion equal to the excess of the amount specified in clause (i) over the amount specified in clause (ii) (but only if such excess is greater than zero). The parties agree that (i) any payment under this Agreement to TOPCO (or its successors or assigns), including the Accrued Amount (other than amounts accounted for as Imputed Interest or as Guaranteed Payments) will be treated as a subsequent upward adjustment to the purchase price of the relevant Exchangeable Units and will have the effect of creating additional Basis Adjustments to Reference Assets for the Corporation in the year of payment, and (ii) as a result, such additional Basis Adjustments will be incorporated into the calculation for the year of payment and into future year calculations, as appropriate.

Section 2.4 Procedure: Amendments.

(a) An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the first date on which the Agent and the Onex Representative have received the applicable Schedule or amendment thereto unless (i) the Agent or the Onex Representative, within thirty (30) calendar days after receiving an applicable Schedule or amendment thereto, provides the Corporation with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) the Agent and the Onex Representative each provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date a waiver from the Agent and the Onex Representative has been received by the Corporation. If the Corporation and Agent and/or the Onex Representative, for any reason, are unable to successfully resolve the issues raised in an Objection Notice within thirty (30) calendar days after receipt by the Corporation of such Objection Notice, the Corporation and Agent and/or the Onex Representative (as applicable) shall employ the Reconciliation Procedures under Section 7.9.

(b) The applicable Schedule for any Taxable Year may be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Agent and the Onex Representative, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Corporation Return filed for such Taxable Year or (vi) to adjust an Exchange Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). Unless otherwise agreed to in writing by the Agent and the Onex Representative, the Corporation shall provide an Amended Schedule to the Agent and the Onex Representative (A) within sixty (60) calendar days of the occurrence of an event referenced in clauses (i) through (v) of the preceding sentence and (B) in connection with the delivery of the Tax Benefit Schedule for the year of the applicable payment in the event of an adjustment pursuant to clause (vi) of the preceding sentence. For the avoidance of doubt, in the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.4(a), the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Within five (5) calendar days after a Tax Benefit Schedule delivered to the Agent and the Onex Representative becomes final in accordance with Section 2.4(a), the Corporation shall pay to each TRA Holder the Tax Benefit Payment for such Taxable Year in the percentages set forth on Schedule A, which such schedule may be updated by the Corporation with the written consent of the Agent after the day hereof. Each such payment shall be made by check, by wire transfer of immediately available funds to the bank account previously designated by the TRA Holder to the Corporation, or as otherwise agreed by the Corporation and the TRA Holder. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, without limitation, U.S. federal or state estimated income Tax payments.

(b) A “Tax Benefit Payment” for a Taxable Year means an amount, not less than zero, equal to the sum of the Net Tax Benefit and the Accrued Amount with respect thereto for such Taxable Year. Subject to Section 3.3, the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of (i) 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over (ii) the total amount of payments previously made under this Section 3.1 (excluding payments attributable to Accrued Amounts); provided, for the avoidance of doubt, that no TRA Holder shall be required to return any portion of any previously made Tax Benefit Payment. The “Accrued Amount” with respect to any portion of a Net Tax Benefit shall equal an amount determined in the same manner as interest on such portion of the Net Tax Benefit for a Taxable Year calculated at the Agreed Rate from the due date (without extensions) for filing the Corporation Return for such Taxable Year until the Payment Date. For the avoidance of doubt, for Tax purposes, the Accrued Amount shall not be treated as interest but shall instead be treated as additional consideration for the acquisition of Exchangeable Units in an Exchange or the stock of the Blockers in the Reorganization Transactions or as Guaranteed Payments (as applicable) unless otherwise required by law. Notwithstanding anything herein to the contrary, a TRA Holder may elect to limit the aggregate Tax Benefit Payments to be made to it to a specified dollar amount or some other specified measurement by including a notice of its election to impose such a limitation, the specified limitation, and such other details as may be reasonably necessary to Agent, the Onex Representative and the Corporation.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement will result in 85% of the Cumulative Net Realized Tax Benefit, and the Accrued Amount thereon, being paid to the TRA Holders. The provisions of this Agreement shall be construed in the appropriate manner to achieve these fundamental results.

Section 3.3 Coordination of Benefits.

(a) If for any reason the Corporation does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then (i) the Corporation will pay the same proportion of each Tax Benefit Payment due to each TRA Holder in respect of such Taxable Year, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

(b) To the extent the Corporation makes a payment to a TRA Holder in respect of a particular Taxable Year under Section 3.1(a) (taking into account Section 3.3(a) and (b), but excluding payments attributable to Accrued Amounts) in an amount in excess of the amount of such payment that should have been made to such TRA Holder in respect of such Taxable Year, then (i) such TRA Holder shall not receive further payments under Section 3.1(a) until such TRA Holder has foregone an amount of payments equal to such excess and any Accrued Amounts paid attributable to such excess and (ii) the Corporation will pay the amount of such TRA Holder’s foregone payments (other than any foregone payments in respect of Accrued Amounts) to the other Persons to whom a payment is due under this Agreement in a manner such that each such Person to whom a payment is due under this Agreement, to the maximum extent possible, receives aggregate payments under Section 3.1(a) (taking into account Section 3.3(a) and this Section 3.3(b), but excluding payments attributable to Accrued Amounts) in the amount it would have received if there had been no excess payment to such TRA Holder.

ARTICLE IV

TERMINATION

Section 4.1 Early Termination by the Corporation. With the written approval of a majority of its independent directors, the Corporation may terminate this Agreement at any time by paying to each TRA Holder the Early Termination Payment due to such TRA Holder pursuant to Section 4.5(b), provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by the TRA Holders (such termination, an “Early Termination”). Upon payment of the Early Termination Payment by the Corporation, the Corporation shall not have any further payment obligations under this Agreement, other than for any (i) Tax Benefit Payment previously due and payable but unpaid as of the Early Termination Notice and (ii) any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the Early Termination Date (except to the extent that the amount described in clause (ii) is included in the Early Termination Payment).

Section 4.2 Early Termination upon Change of Control. In the event of a Change of Control, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the Change of Control Date and shall include, but not be limited to the following: (a) payment of the Early Termination Payment calculated as if an Early Termination Notice had been delivered on such Change of Control Date, (b) payment of any Tax Benefit Payment in respect of a TRA Holder agreed to by the Corporation and such TRA Holder as due and payable but unpaid as of the deemed Early Termination Notice, and (c) payment of any Tax Benefit Payment due for any Taxable Year ending prior to, with or including such Change of Control Date (except to the extent that the amount described in clause (c) is included in the Early Termination Payment or as a payment under clause (b)). In the event of a Change of Control, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions and by substituting in each case the term “Change of Control Date” for the term “Early Termination Date.”

Section 4.3 Breach of Agreement.

(a) In the event that the Corporation breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, as a result of failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then, unless otherwise waived in writing by a majority of the TRA Holders (which majority shall be determined based on the percentages of the TRA Holders set forth on Schedule A, and which shall require a separate waiver from (i) the Onex Representative so long as the aggregate percentages set forth on Schedule A of affiliates of Onex is at least 20%; and (ii) the Agent so long as the aggregate percentages set forth on Schedule A of affiliates of the Agent is at least 20%), such breach shall be treated as an Early Termination and all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but shall not be limited to, (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (ii) any Tax Benefit Payment previously due and payable but unpaid as of the date of the breach, and (iii) any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the date of the breach (except to the extent that the amount described in clause (iii) is included in the Early Termination Payment or as a payment under clause (ii)). Notwithstanding the foregoing, in the event that the Corporation breaches any of its material obligations under this Agreement, a majority of the TRA Holders (which majority shall be determined based on the percentages of the TRA Holders set forth on Schedule A, and which shall require a separate waiver from (i) the Onex Representative so long as the aggregate percentages set forth on Schedule A of affiliates of Onex is at least 20%; and (ii) the Agent so long as the aggregate percentages set forth on Schedule A of affiliates of the Agent is at least 20%) shall be entitled to elect to receive the amounts set forth in clauses (i), (ii), and (iii) above or to seek specific performance of the terms hereof.

(b) The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it shall not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. The Corporation shall use its commercially reasonable efforts to maintain sufficient available funds for the purpose of making required payments under Section 3.1(a) and shall use its commercially reasonable efforts to avoid entering into credit agreements or other contractual constraints that could be reasonably anticipated to materially delay the timing of any payments under Section 3.1(a). Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Corporation fails to make any payment due pursuant to this Agreement as a result of and to the extent the Corporation has insufficient funds to make such payment or is contractually constrained from making such payment; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporation does not have sufficient cash or is not otherwise permitted to make such payment as a result of limitations imposed by debt agreements to which the Corporation or its Subsidiaries is a party, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); provided, further, that the Corporation shall promptly (and in any event, within two (2) Business Days), pay all such unpaid payments, together with accrued and unpaid interest thereon, immediately following such time that the Corporation has, and to the extent the Corporation has, sufficient funds to make such payment and is not contractually constrained from making such payment, and the failure of the Corporation to do so shall constitute a breach of this Agreement. For the avoidance of doubt, all cash and cash equivalents used or to be used to pay dividends by, or optionally repurchase equity securities of, the Corporation shall be deemed to be funds sufficient and available to pay such unpaid payments, together with any accrued and unpaid interest thereon.

Section 4.4 Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.1, the Corporation shall deliver to the Agent and the Onex Representative notice of such intention to exercise such right (the “Early Termination Notice”). Upon delivery of the Early Termination Notice or the occurrence of an event described in Section 4.2 or Section 4.3(a), the Corporation shall deliver (i) a schedule showing in reasonable detail the calculation of the Early Termination Payment (the “Early Termination Schedule”) and (ii) any

other work papers reasonably requested by the Agent or the Onex Representative. In addition, the Corporation shall allow the Agent and the Onex Representative reasonable access at no cost to the appropriate representatives of the Corporation in connection with a review of such Early Termination Schedule. The Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which the Agent and the Onex Representative have received such Schedule or amendment thereto unless (x) the Agent or the Onex Representative, within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Corporation and each other (i.e, the Onex Representative and the Agent, respectively) with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (y) the Agent and the Onex Representative each provides a written waiver of such right of a Material Objection Notice within the period described in clause (x) above, in which case such Schedule becomes binding on the date a waiver from each of the Agent and the Onex Representative has been received by the Corporation (the date on which the Early Termination Schedule becomes final and binding hereunder, the “Early Termination Effective Date”). If the Corporation and Agent and/or the Onex Representative, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporation of the Material Objection Notice, the Corporation and Agent and/or the Onex Representative shall employ the Reconciliation Procedures under Section 7.9.

Section 4.5 Payment upon Early Termination.

(a) Within three (3) calendar days after the Early Termination Effective Date, the Corporation shall pay to each TRA Holder its Early Termination Payment. Each such payment shall be made by check, by wire transfer of immediately available funds to a bank account or accounts designated by the TRA Holder, or as otherwise agreed by the Corporation and the TRA Holder.

(b) The “Early Termination Payment” shall equal, with respect to each TRA Holder, the present value, discounted at the Early Termination Rate as of the Early Termination Date, of all Tax Benefit Payments that would be required to be paid by the Corporation to such TRA Holder beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or any other payment required to be made by the Corporation to any TRA Holder under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporation (such obligations, “Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporation that are not Senior Obligations. For the avoidance of doubt, notwithstanding the above, the determination of whether it is a breach of this Agreement if the Corporation fails to make any Tax Benefit Payment or other payment under this Agreement when due is governed by Section 4.3(a).

Section 5.2 Late Payments by the Corporation. The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement not made to any TRA Holder when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate (or, if so provided in Section 4.3(a), at the Agreed Rate) and commencing from the date on which such Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement was due and payable.

ARTICLE VI

PARTICIPATION IN TAX MATTERS; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporation’s Tax Matters. Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation, including without limitation preparing, filing or amending any Tax Return and defending, contesting or settling any issue pertaining to Taxes of the Corporation. Notwithstanding the foregoing, the Corporation (i) shall notify the Agent and the Onex Representative of, and keep the Agent and the Onex Representative reasonably informed with respect to, the portion of any audit, examination, or any other administrative or judicial proceeding (a “Tax Proceeding”) of the Corporation or the Company by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of the TRA Holders under this Agreement, (ii) shall provide the Agent and the Onex Representative with reasonable opportunity to provide information and other input to the Corporation and its advisors concerning the conduct of any such portion of a Tax Proceeding, and (iii) shall not enter into any settlement with respect to any such portion of a Tax Proceeding that could have a material effect on the TRA Holders’ rights (including the right to receive payments) under this Agreement without the written consent of the Agent and the Onex Representative, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that the Corporation shall not be required to take any action, or refrain from taking any action, that is inconsistent with any provision of the LLC Agreement; provided, further, that, notwithstanding anything to the contrary contained herein, the Corporation shall prepare, file, and/or amend all Tax Returns in accordance with applicable law (including with respect to the calculation of taxable income and any calculations required to be made under this Agreement) and nothing in this Agreement shall prevent the Agent, the Onex Representative from disputing such Tax matters in accordance with Section 7.9.

Section 6.2 Consistency. The Corporation and the TRA Holders agree to report and cause to be reported for all purposes, including U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustments, Imputed Interest, and each Tax Benefit Payment), but, for financial reporting purposes, only in respect of items that are not explicitly characterized as “deemed” or in a similar manner by the terms of this Agreement, in a manner consistent with that set forth in any Schedule required to be provided by or on behalf of the Corporation under this Agreement, as finally determined pursuant to Section 2.4 unless otherwise required by applicable law. If the Corporation and any TRA Holder, for any reason, are unable to successfully resolve any disagreement concerning such treatment within thirty (30) calendar days, the Corporation and such TRA Holder shall employ the Reconciliation Procedures under Section 7.9.

Section 6.3 Cooperation. Each TRA Holder shall (i) furnish to the Corporation in a timely manner such information, documents and other materials as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any Tax Proceeding, (ii) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representatives may reasonably request in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter. The Corporation shall reimburse the TRA Holder for any reasonable third-party costs and expenses incurred pursuant to this Section 6.3.

Section 6.4 LLC Agreement. This Agreement and the Exchange Agreement shall each be treated as part of the LLC Agreement as described in Section 761(c) of the Code and Treasury Regulations Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) with respect to payments to a TRA Holder.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) delivered by means of electronic mail (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if emailed before 5:00 p.m. Phoenix, Arizona time on a Business Day, and otherwise on the next Business Day, or (c) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporation or the Company, to:

PowerSchool Holdings, Inc.

150 Parkshore Dr.

Folsom, California 95630

Attention: General Counsel

with a copy (which shall not constitute notice to the Corporation or the Company) to:

Kirkland & Ellis LLP

North LaSalle

Chicago, IL 60654

Attention: Robert M. Hayward, P.C.; Robert E. Goedert, P.C.

E-mail: robert.hayward@kirkland.com; robert.goedert@kirkland.com

If to a TRA Holder other than the Agent, to the address set forth in the records of the Company.

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as expressly provided in Section 3.3.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors: Assignment. Each party agrees that each TRA Holder may assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any right or obligation under this Agreement only to the extent permitted by this Section 7.6. Any purported assignment, transfer, or delegation in violation of this Section 7.6 shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Except for those enumerated above, this Agreement does not create, and shall not be construed as creating, any rights or claims enforceable by any person or entity not a party to this Agreement. A TRA Holder shall have the option to assign all or a portion of its rights under this Agreement as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement in form and substance reasonably satisfactory to the Corporation agreeing to become a “TRA Holder” for all purposes of this Agreement, and any and all payments payable or that may become payable to a TRA Holder pursuant to this Agreement that, once an Exchange has occurred, arise with respect to the Exchangeable Units transferred in such Exchange, may be assigned to any Person or Persons as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement in form and substance reasonably satisfactory to the Corporation agreeing to be bound by Section 7.14. For the avoidance of doubt, if a TRA Holder transfers Units but does not assign to the transferee of such Units such TRA Holder’s rights under this Agreement with respect to such transferred Units, such

TRA Holder shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units. The Corporation shall establish and maintain at its address referred to in Section 7.1 a record of ownership (the “Register”) in which the Corporation agrees to register by book entry the interests (including any rights to receive payments hereunder) of the TRA Holders and any assignment, sale, transfer, delegation, or other disposition of any rights or obligations under this Agreement. This Section 7.6 shall be construed so that rights under this Agreement are at all times maintained in “registered form” under Treasury Regulations Section 5f.103-1(c) and within the meaning of Sections 163(f), 871(h)(2), 881(c)(2), and 4701 of the Code.

Section 7.7 Amendments: Waivers. No provision of this Agreement may be amended or waived unless such amendment or waiver is approved in writing by each of the Corporation and by TRA Holders who would be entitled to receive more than fifty percent (50%) of the aggregate amount of the Early Termination Payments payable to all TRA Holders hereunder if the Corporation had exercised its right of Early Termination on the date of the most recent Exchange prior to such amendment or waiver (excluding, for purposes of this sentence, all payments made to any TRA Holder pursuant to this Agreement since the date of such most recent Exchange); provided, however, that no such amendment or waiver shall be effective if (i) such amendment or waiver would have a disproportionate effect on the payments certain TRA Holders will or may receive under this Agreement unless all such disproportionately affected TRA Holders consent in writing to such amendment or waiver, (ii) greater than 20% of the aggregate amount of Early Termination Payments would be payable to affiliates of the Onex Representative, without the prior consent of the Onex Representative, or (iii) if greater than 20% of the aggregate amount of Early Termination Payments would be payable to affiliates of the Agent, without the prior written consent of the Agent.

Section 7.8 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.9 Reconciliation. In the event that the Corporation and the Agent, the Onex Representative (as applicable, the “Disputing Party”) is unable to resolve a disagreement with respect to the calculations required to produce the schedules or other matters described in Section 2.4, Section 4.4 and Section 6.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to the Expert. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporation and the Disputing Party agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporation or the Disputing Party or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondents of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve (a) any matter relating to the Exchange Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days, (b) any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days, and (c) any matter related to treatment of any tax-related item as contemplated in Section 6.2 within fifteen (15) calendar days or, in each case, as soon thereafter as is reasonably practicable after such matter has been submitted to the Expert for resolution.

Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, any portion of such payment that is not under dispute shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation except as provided in the next sentence. The Corporation and the Disputing Party shall each bear its own costs and expenses of such proceeding, unless (i) the Expert adopts such Disputing Party’s position (as determined by the Expert), in which case the Corporation shall reimburse such Disputing Party for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporation’s position (as determined by the Expert), in which case such Disputing Party shall reimburse the Corporation for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporation and its Subsidiaries and the Disputing Party and may be entered and enforced in any court having jurisdiction.

Section 7.10 Consent to Jurisdiction. Each party hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the State of Delaware and the state courts of the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party hereto further agrees that service of any process, summons, notice or document by United States certified or registered mail (in each such case, prepaid return receipt requested) to such party’s respective address set forth in the Company’s books and records or such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party shall be effective service of process in any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the United States District Court for the State of Delaware or the state courts of the State of Delaware and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

Section 7.11 Waiver of Jury Trial. Because disputes arising in connection with complex transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. Therefore, to achieve the best combination of the benefits of the judicial system and of arbitration. Each party to this agreement (including the Company) hereby waives all rights to trial by jury in any action or proceeding brought to resolve any dispute between or among any of the parties hereto. Whether arising in contract, tort, or otherwise, arising out of, connected with, related or incidental to this agreement. The transactions contemplated hereby and/or the relationships established among the parties hereunder.

Section 7.12 Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. federal, state, local or non-U.S. Tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the relevant TRA Holder.

Section 7.13 Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporation is or becomes a member of an affiliated, consolidated, combined, or unitary group of corporations that files a consolidated, combined, or unitary income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of U.S. state or local Tax law, then, subject to the application of the Valuation Assumptions upon a Change of Control: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder or the Company or any Subsidiary of the Company transfers one or more assets to a corporation (or a Person classified as a corporation for Tax purposes) with which the Corporation does not file a consolidated Tax Return pursuant to Section 1501 of the Code or any provisions of state or local Tax law, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit or Realized Tax Detriment of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset. Thus, for example, in determining the Hypothetical Tax Liability of the entity, the taxable income of the entity shall be determined by treating the entity as having sold the asset for its fair market value, recovering any basis applicable to such asset (using the Tax basis that such asset would have had at such time if no Basis Adjustments had been made), while the Actual Tax Liability of the entity would be determined by recovering the actual Tax basis of the asset that reflects any Basis Adjustments. For purposes of this Section 7.13, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership. If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder or the Company or any Subsidiary of the Company transfers one or more assets to a partnership (or a Person classified as a partnership for Tax purposes), the principles of this Section 7.13(b) and this Agreement shall govern the treatment of such transfer and any subsequent allocations of income, gain, loss or deductions from such partnership to such entity.

Section 7.14 Confidentiality.

(a) The Agent, each TRA Holder and each of the TRA Holder’s assignees acknowledges and agrees that the information of the Corporation is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporation and its Affiliates and successors, concerning the Company and its Affiliates and successors or the TRA Holders, learned by the Agent or any TRA Holder heretofore or hereafter. This Section 7.14 shall not apply to (i) any information that has been made publicly available by the Corporation or any of its Affiliates, becomes public knowledge (except as a result of an act of the Agent or a TRA Holder in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information (A) as may be proper in the course of performing such TRA Holder’s obligations, or monitoring or enforcing such TRA Holder’s rights, under this Agreement, (B) as part of such TRA Holder’s normal reporting, rating or review procedure (including normal credit rating and pricing process), or in connection with such TRA Holder’s or such TRA Holder’s Affiliates’ normal fund raising, marketing, informational or reporting activities, or to such TRA Holder’s (or any of its Affiliates’) Affiliates, auditors, accountants, attorneys or other agents, (C) to any bona fide prospective assignee of such TRA Holder’s rights under this Agreement, or prospective merger or other business combination partner of such TRA Holder, provided that such assignee or merger partner agrees to be bound by the provisions of this Section 7.14. (D) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation; provided that any TRA Holder required to make any such disclosure to the extent legally permissible shall provide the Corporation prompt notice of such disclosure, or to regulatory authorities or similar examiners conducting regulatory reviews or examinations (without any such notice to the Corporation), or (E) to the extent necessary for a TRA Holder to prepare and file its Tax Returns, to respond to any inquiries regarding such Tax Returns from any Taxing Authority or to prosecute or defend any Tax Proceeding with respect to such Tax Returns. Notwithstanding anything to the contrary herein, the Agent (and each employee, representative or other agent of Agent or its assignees, as applicable) and each TRA Holder and each of its assignees (and each employee, representative or other agent of such TRA Holder or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Corporation, the Company, the Agent, the TRA Holders and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the Agent or the TRA Holder relating to such Tax treatment and Tax structure.

(b) If the Agent or an assignee or a TRA Holder or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.14 the Corporation shall have the right and remedy to have the provisions of this Section 7.14 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation or any of its Subsidiaries or the TRA Holders and the accounts and funds managed by the Corporation and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.15 No Similar Agreements. Neither the Corporation nor any of its Subsidiaries shall enter into any additional agreement providing rights similar to this Agreement to any Person (including any agreement pursuant to which the Corporation is obligated to pay amounts with respect to tax benefits resulting from any net operating losses or other tax attributes to which the

Corporation becomes entitled as a result of a transaction) without the prior written consent of the TRA Holders who would be entitled to receive more than fifty percent (50%) of the aggregate amount of the Early Termination Payments payable to all TRA Holders hereunder if the Corporation had exercised its right of early termination on the date of the most recent Exchange (excluding, for purposes of this sentence, all payments made to any TRA Holder pursuant to this Agreement since the date of such most recent Exchange).

Section 7.16 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Holder reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such TRA Holder upon any Exchange to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income and all applicable state and local Tax purposes or would have other material adverse Tax consequences to the TRA Holder and/or its direct or indirect owners, then at the election of the TRA Holder and to the extent specified by the TRA Holder, this Agreement (i) shall cease to have further effect with respect to such TRA Holder, (ii) shall not apply to an Exchange by the TRA Holder occurring after a date specified by such TRA Holder, or (iii) shall otherwise be amended in a manner determined by the TRA Holder to waive any benefits to which such TRA Holder would otherwise be entitled under this Agreement, provided that such amendment shall not result in an increase in or acceleration of payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Corporation, the Company, the Agent, and the TRA Holders have duly executed this Agreement as of the date first written above.

CORPORATION:

POWERSCHOOL HOLDINGS, INC.

By:

Name: Eric Shander
Title: Chief Financial Officer

COMPANY:

SEVERIN HOLDINGS, LLC

By:

Name: Eric Shander
Title: Chief Financial Officer

AGENT:

SEVERIN TOPCO, LLC

By:

Name: Eric Shander
Title: Chief Financial Officer

TRA HOLDER:

SEVERIN TOPCO, LLC

By:

Name: Eric Shander
Title: Chief Financial Officer

PINNACLE HOLDINGS I L.P.

By:

Name:
Title:

VISTA EQUITY PARTNERS FUND VI-A, L.P.

By:

Name:
Title:

ONEX PARTNERS HOLDINGS LLC

By:

Name:
Title:

ONEX PARTNERS IV SELECT LP

By:

Name:
Title:

ONEX US PRINCIPALS LP

By:

Name:
Title:

ONEX PARTNERS IV LP

By:

Name:
Title:

ONEX PARTNERS IV GP LP

By:

Name:
Title:

ONEX PARTNERS IV PV LP

By:

Name:
Title:

BLOCKERS:

VEPF VI AIV III CORP.

By:

Name:
Title:

ONEX PINNACLE HOLDINGS CORPORATION

By:

Name:
Title:

VEPF VI AIV VI CORP.

By:

Name:
Title:

Schedule A

Holders and Outstanding Units

TOPCO - [•]%

Pinnacle Holdings- [•]%

Vista - [•]%

Onex - [•]%